SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

        Date of Report (date of earliest event reported): August 26, 2002

                              GEOWORKS CORPORATION
             (Exact name of registrant as specified in its charter)

   Delaware                       000-23926                          94-2920371
(State or other                   (Commission                      (IRS Employer
jurisdiction of                    File Number)                   Identification
incorporation)                                                        Number)

    6550 Vallejo Street, Suite 102
            Emeryville, CA                                            94608
(Address of principal executive offices)                           (Zip Code)


Registrant's telephone number, including area code:  (510) 428-3900


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Items 1-4. Not Applicable.

Item 5. Other Events.

      In October 2001, Geoworks Corporation (the "Registrant") granted a non-exclusive object code license (the "License") to its AirBoss technology (the " AirBoss Software") to Science Applications International Corporation ("SAIC"), a beneficial owner of over 10% of the Registrant's outstanding common stock. In August 2002, the Registrant agreed to amend the License with SAIC in order to, among other things:

      o     Grant a non-exclusive source code license to SAIC;

      o Grant SAIC the right to make derivative works based upon the AirBoss Software;

      o Terminate the Registrant's ongoing maintenance obligations under the License; and

      o Eliminate the parties' ability to terminate the License for convenience.

      In return SAIC agreed to transfer 1,391,440 of its shares of common stock back to the Registrant for cancellation. As a result, the number of outstanding shares of common stock will be reduced to approximately 22,184,756 and the number of shares of common stock beneficially owned by SAIC (and its affiliate Telcordia Venture Capital Corporation) will be reduced to 1,391,441 (or approximately 6.3% of the outstanding shares). The carrying value of the Registrant's intangible assets will be reduced by the fair value of the cancelled shares. The audit committee of Registrant's board of directors reviewed this transaction and concluded that it was in the best interests of Registrant.

Item 6. Not Applicable.

Item 7. Exhibits.

        The Exhibits to this Report are listed in the Exhibit Index set forth below.

Item 8. Not Applicable.

Item 9. Not Applicable.


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                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  August 29, 2002                      Geoworks Corporation


                                            By: /s/ Timothy J. Toppin
                                               -------------------------------
                                               Timothy J. Toppin
                                               Vice President, Chief Financial
                                               Officer and Secretary


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EXHIBIT INDEX

Exhibit No.    Description

10.1 License Agreement by and between Geoworks Corporation and Science Applications International, dated as of October 24, 2001.

10.2 Amended License Agreement by and between Geoworks Corporation and Science Applications International, dated as of August 23, 2002.


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